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                                EXHIBIT 10(b)


                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is effective the 1st day of September, 1996, and is between Gary D. Parker ("PARKER") and Lindsay Manufacturing Co., a Delaware corporation ("LINDSAY").

     WHEREAS, PARKER, as President, is a key employee of LINDSAY and his talents and services to LINDSAY are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to LINDSAY; and

     WHEREAS, LINDSAY desires to obtain assurances that PARKER will remain an employee of LINDSAY and devote his best efforts to such employment; and

     WHEREAS, PARKER desires to obtain assurances of continued employment and compensation; and

     WHEREAS, the parties heretofore entered into a written Employment Agreement (hereinafter referred to as the "Former Agreement"), which agreement is still in full force and effect; and

     WHEREAS, pursuant to Paragraph 18B of the Former Agreement, the parties now wish to modify and amend said Former Agreement and restating it as hereinafter set forth; and

     WHEREAS, each party is willing, in consideration of PARKER'S continued employment with LINDSAY, and LINDSAY'S specific commitments, to provide the other with the desired assurances, and each is willing to enter into and carry out this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Employment. Upon the terms set out in this Agreement, LINDSAY agrees to employ PARKER, and PARKER agrees to be so employed by LINDSAY.

     2.   TERM.

          A. Initial Term. The Initial Term of PARKER's employment with LINDSAY under this Agreement shall be for five (5) years, commencing September 1, 1996, and expiring on August 31, 2001. This Initial Term includes five Fiscal Years; The First Fiscal Year, which shall be from September 1, 1996, to August 31, 1997; the Second Fiscal Year, which shall be from September 1, 1997, to August 31, 1998, the Third Fiscal Year, which shall be from September 1, 1998, to August 31, 1999; the Fourth Fiscal Year, which shall be from September 1, 1999, to August 31, 2000, and the Fifth Fiscal Year, which shall be from September 1, 2000, to August 31, 2001.



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         B.   Subsequent Term.  Prior to the Fifth Fiscal Year, the parties are expected to negotiate and agree regarding PARKER's employment with LINDSAY for the period after the Fifth Fiscal Year. Failing such negotiations and/or agreement, this Agreement will automatically renew for two additional years, commencing
              September 1, 2001, and ending on August 31, 2003, unless written notice of intent not to renew is provided by one party to the other party at least six (6) months prior to the end of the Fifth Fiscal Year.

         C.   Failure to Renew.

              (i) If notice not to renew is given by PARKER to LINDSAY, then PARKER's employment shall terminate on August 31, 2001, and PARKER shall be entitled to stock options and benefits covered under Other Agreements, plus salary, Supplemental Compensation, Bonus or Long Term Incentive earned or awarded for the Fiscal Year ending August 31, 2001, or prior.

              (ii) If notice not to renew is given by LINDSAY to PARKER, then PARKER's employment shall terminate on August 31, 2001, and PARKER shall then be entitled to salary through August 31, 2001, benefits provided for in Paragraph 3F, Bonus awarded or earned as provided for in Paragraph 3B, Supplemental Compensation awarded or earned as provided for in Paragraph 3C and Long Term Incentive awarded or earned as provided for in Paragraph 3G, and shall receive, additional compensation equal to two and one-half (2 1/2) times his average gross compensation. Gross compensation shall mean his annual salary plus Bonuses, Supplemental Compensation and Long Term Incentive awarded or earned for the most recent Five (5) Fiscal Years divided by five (5). In addition, PARKER shall receive Supplemental Compensation equal to the Bonus which he received in Fiscal Year Five.

    3. Compensation. As compensation for the services to be rendered by PARKER, LINDSAY agrees to provide PARKER with the following:

         A. Salary. For each Fiscal Year, PARKER, shall receive Salary at the annual rate of $367,047, which amount shall be reviewed annually by the Board of Directors of LINDSAY, and which amount may be increased at the sole discretion of the Board.






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         B.   Bonuses.  For each Fiscal Year, PARKER shall
              receive:

              (i) A Bonus equal to 2% of the pretax earnings provided pretax earnings are greater than 15% of LINDSAY's Average Equity during the Fiscal Year.

              (ii) In no event shall Bonus exceed $150,000 in any Fiscal
              Year.

              (iii) "Average Equity" shall be computed by adding the equity at the beginning of the Fiscal Year to the equity at the end of each of the four quarters of the Fiscal Year, and dividing that number by five (5).

         C. Supplemental Compensation. As long as PARKER is still employed by LINDSAY or as, otherwise provided in this Agreement, he shall be entitled to the following plus interest on unpaid balance:

              (i) in Fiscal Year One, Supplemental Compensation equal to the Bonus earned in previous Fiscal Year; and

              (ii) in Fiscal Year Two, Supplemental Compensation equal to the Bonus earned in Fiscal Year One; and

              (iii) in Fiscal Year Three, Supplemental Compensation equal to the Bonus earned in Fiscal Year Two; and

              (iv) in Fiscal Year Four, Supplemental Compensation equal to the Bonus earned in Fiscal Year Three; and

              (v) in Fiscal Year Five, Supplemental Compensation equal to the Bonus earned in Fiscal Year Four; and

              (vi) for each year of renewal of this Agreement, Supplemental Compensation equal to the Bonus earned one year prior to such year.

              (vii) Any unpaid Supplemental Compensation will accrue interest at the highest one-year C.D. rate as published by the First National Bank of Omaha the next business day following August 31st of that Fiscal Year, and said interest will accrue from September 1st until payment is made.

         D. Anything herein to the contrary notwithstanding, in no event shall the aggregate of Bonus paid and Supplemental Compensation awarded to PARKER, exceed $300,000 for any single Fiscal Year.

         E. Stock Options. PARKER shall be entitled to stock options in the amount and upon the terms and conditions as shall be granted by the Compensation Committee of the Board of Directors. PARKER understands that, as of


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              the date of signing this Agreement, there is no assurance that
              LINDSAY will have stock which is available for a stock option program, or that stock options, if any, would have any value.

         F. Other Benefits. PARKER shall also be entitled to receive other fringe benefits and applicable employee benefit programs as LINDSAY may establish from time to time, which currently include the following:


                    -    Vacation
                    -    Life Insurance
                    -    Long Term Disability Insurance
                    -    Club Dues
                    - Company Automobile, or $10,000 increase in annual base salary
                    -    Annual Physical and Medical Check Up
                    -    Medical Insurance
                    - Financial and accounting assistance up to $5,000 annually
                    -    Profit Sharing
                    -    Salaried severance program
                    -    Directors and Officers Liability Insurance
                    -    Supplemental Retirement


         G. Long Term Incentive. Each year the company obtains at least a 20% pretax return on beginning equity, 22,500 shares of Restricted Stock and associated S.I.R.'s will be awarded to PARKER. The Restricted Stock will be at no charge, but must be held by PARKER for a minimum of two years, unless Directors authorize and allow sale earlier.

     4. Termination.

         A.   For Cause.

              1.    Defined. PARKER may be terminated by
                    LINDSAY for cause if:

                    a. he commits a breach of his fiduciary duty of loyalty to LINDSAY; or

                    b. he commits acts or omissions regarding LINDSAY's business and which are not in good faith or which involve intentional misconduct, dishonesty, or a knowing violation of the law; or

                    c. he engages in any transaction involving LINDSAY from which he gains an improper personal benefit, which is not agreed to by the Board of Directors of LINDSAY in advance of the transaction; or

                    d. he refuses to perform or neglects any of the material duties assigned to him; or

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                   e.   he breaches the provisions of this Agreement.

              2. Procedure. Prior to such termination for cause, LINDSAY shall notify PARKER in writing of its intent to terminate employment for cause, shall state effective date of termination, shall state the reason and give grounds therefore and shall give PARKER five (5) working days after receipt of such notice to explain his conduct to LINDSAY's reasonable satisfaction, the termination for cause shall be final.

              3. If PARKER is terminated for cause, he shall not be entitled to any further compensation, or any Bonus payment past the Fiscal Year termination takes place, but shall be entitled to salary, Bonus, Supplemental Compensation, or Incentive Compensation earned or awarded as of the date of termination.

         B. Without Cause. LINDSAY may terminate PARKER's employment at anytime, without cause upon at least two (2) weeks advance written notice. If LINDSAY does so, then LINDSAY shall continue to provide and pay PARKER within thirty (30) days of such termination, an amount equal to:

              (i) the balance of the salary and vacation due until the end of the term of this Agreement, plus

              (ii) the Bonus for the Fiscal Year which may have been earned in which the termination occurs, plus

              (iii) all Supplemental Compensation, Bonus and Long Term Incentive as provided for in Paragraph 3 for all remaining years which would be unpaid

              (iv) or in lieu of (i), (ii) and (iii), a payment by LINDSAY to PARKER as provided for in 2C (ii) whichever shall be greater when LINDSAY would terminate PARKER's employment

              (v) such payments as stated in (i), (ii), (iii) or (iv) whichever shall be greater, shall be made within 30 days of termination and also be a complete and liquidated payment for damages or claims, if any, PARKER may have against LINDSAY due to LINDSAY's






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              termination of PARKER's employment prior to the end of the
              Agreement. Any payments or benefits due PARKER shall be made regardless of other income or benefits PARKER may be able to obtain by virtue of the termination.

              (vi) In the event total payments to PARKER under 2C(ii), 4B or 16 are determined to be an "excess parachute payment(s)" subject to any type or form of excise tax, a cash payment will be made by LINDSAY to PARKER to insure that any amount retained by PARKER after payment of any such taxes will be equal to the amount that PARKER was entitled to receive before application of said excise taxes and LINDSAY will hold PARKER harmless from the effects of any such excess tax on payments or entitlements due him.

         C. PARKER Voluntary Termination. If PARKER breaches this Agreement and terminates his employment with LINDSAY, prior to the end of this Agreement other than due to Death or Disability (Paragraph
              4D), or as provided for and allowed under a "Change in Control" (Paragraph 16), PARKER shall be subject to Paragraph 11 and shall not be entitled to, and shall not receive, any further compensation or Bonus not yet paid or earned.

         D.   Death or Disability.

              (i) If PARKER should die or become disabled and unable to perform his duties, PARKER's employment shall terminate. In such an event, PARKER will be covered by the death and disability policies LINDSAY shall then have in effect, and PARKER (or his estate) shall receive the Bonus equal to the Bonus he would have received had he worked for the entire Fiscal Year, apportioned to the time he ceased employment, plus all awarded Long Term Incentive and unpaid Supplemental Compensation as set forth in Paragraph 3. For purposes of this Agreement disabled shall mean PARKER is unable to carry out the requirements and duties of his current position, and would qualify for full payment under LINDSAY's Long Term Disability policy or Life Insurance policy, and

              (ii) In such event, payments from LINDSAY due PARKER shall be made within 30 days of death or disability.

    5.   Best Efforts, Other Employment, Conflict of Interest of
         PARKER

         A. PARKER agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that


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              may be required or requested of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of LINDSAY. Such duties shall be rendered at Lindsay, Nebraska, and at such other place or places agreeable to Parker within or without the State of Nebraska, as LINDSAY shall in good faith require or as the interest, needs, business or opportunities of LINDSAY shall require.

         B. PARKER shall devote his normal and regular business time, attention, knowledge and skill to the business and interests of LINDSAY, and LINDSAY shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of PARKER performed for LINDSAY.

         C. PARKER shall have the right to devote such amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not then being engaged in by LINDSAY and which shall not otherwise interfere with the performance of his duties hereunder.

         D.   Absent prior approval from the Board of Directors, PARKER

              (i) shall not knowingly make investments in businesses which do business with or which are competitive with LINDSAY, and

              (ii) shall not knowingly engage in any activity which constitutes a conflict of interest with his employment at LINDSAY.

    6. Business Opportunities. PARKER will make full and prompt written disclosure to LINDSAY of any business opportunity of which he becomes aware and which relates to the business of LINDSAY or any of its subsidiaries or affiliates.

     7.  Inventions.

         A. An "Invention" means any new or useful art, discovery, contribution, finding, or improvement whether or not patentable, and all related know-how;

         B. "Copyright Works" are materials for which copyright protection may be obtained, including but not limited to: literary works, computer programs, artistic works, (including designs, graphs, drawings, blueprints and other works), recordings, photographs, slides, motion pictures, and audio-visual works;




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         C.   Upon conception, all inventions and Copyright Works shall become the property of LINDSAY whether or not patent or copyright applications are filed on the subject matter of the conception. PARKER will communicate to LINDSAY promptly and fully all inventions, or suggestions (whether or not patentable), and all Copyright Works made or conceived by PARKER (whether made or conceived solely by PARKER or jointly with others) during the period of PARKER's employment with LINDSAY or in the two years following cessation of employment: (a) which correspond to the business, work or investigations of LINDSAY at the time of conception, or (b) which result from or are suggested by any work which PARKER has done or may do for or on behalf of LINDSAY, or
              (c) which are developed, tested, improved or investigated either in part or entirely on time for which PARKER was paid by LINDSAY or using any resources of LINDSAY.

         D. Assign Rights. PARKER will assign to LINDSAY his entire right, title and interest in all inventions and Copyright works: (a) which relate in any way to the actual or anticipated business of LINDSAY, or (b) which relate in any way to the actual or anticipated research or development of LINDSAY, or (c) which is suggested by or results from any task assigned to PARKER on behalf of LINDSAY. PARKER also will execute at any time during or after his employment an assignment for each such invention or Copyright Work as LINDSAY may request and on such documents as LINDSAY may provide. PARKER will promptly and fully assist LINDSAY during and subsequent to PARKER's employment in every lawful way without reimbursement other than his normal compensation as an employee of LINDSAY and other than a reasonable payment for time involved in the event employment with LINDSAY has terminated, but at the expense of LINDSAY, to obtain for the benefit of LINDSAY patents, copyrights, mask work protection or other proprietary rights for inventions or Copyright Works.

     8. Confidentiality.

         A. PARKER will not at any time during or after his employment by LINDSAY, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, other than in the normal course of performing his duties for LINDSAY, any Confidential Information. While engaged by LINDSAY, PARKER may only use Confidential Information for a purpose which is necessary to the carrying out of PARKER's duties as an employee or director of LINDSAY,





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              and PARKER may not make use of any Confidential Information of
              LINDSAY after he is no longer an employee or director of LINDSAY.

         B.   PARKER agrees that the following shall be considered Confidential
              Information: all non-public and internal information, whether written or otherwise, regarding LINDSAY's business (or business of any subsidiary or affiliate of LINDSAY), including but not limited to, information regarding customers, customer lists, employees, employee salaries, costs, prices, earnings, and any financial or cost accounting reports, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply.

         C. PARKER agrees that all such information is a trade secret owned exclusively by LINDSAY which shall at all times be kept confidential.

         D. PARKER further agrees that he will, upon termination of his employment with LINDSAY, return to LINDSAY all books, records, lists and other written, typed or printed materials, whether furnished by LINDSAY or prepared by PARKER, which contain any Confidential Information and PARKER agrees that he will neither make nor retain any copies of such materials after termination of employment.

    9. Solicitation of Employees. For a period of two (2) years after he is no longer employed by LINDSAY, PARKER will not, directly, or indirectly, either as an individual, proprietor, stockholder, partner, officer, director, employee or otherwise, solicit any officer, director, employee or other individual:

         A.   to leave his or her employment or position with LINDSAY

         B.   to compete with the business of LINDSAY,

         C. or to violate the terms of any employment, non-competition or similar agreement with LINDSAY.

    10.  Non-Competition.  For a period of two (2) years after termination of employment with LINDSAY, PARKER will not engage in, work for (directly or indirectly) or contribute his knowledge to any person or entity, company or work which is directly competitive in the irrigation business with the products, processes or business of LINDSAY.





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    11.  Remedies.

         A. In the event PARKER's employment shall end with LINDSAY prior to the termination date provided herein, or in the event PARKER shall breach Paragraph 9 or 10 of this Agreement or otherwise breach this Agreement, PARKER shall be subject to any and all of the penalties contained in, or legal and equitable remedies available to LINDSAY resulting from, this Agreement.

         B. In the event PARKER is required to enforce any of the rights granted under this Agreement through litigation or legal action LINDSAY will pay the costs and all expenses of legal council selected by PARKER.

     12. Remedies; Survival of PARKER's Covenants.

         A. Without limiting the rights of LINDSAY to pursue all other legal and equitable rights available to them for any violation of the covenants of PARKER herein, it is agreed that: (a) the services to be rendered by PARKER under this Agreement are of a special, unique, unusual and extraordinary character which gives them a peculiar value, and the loss of such services can not be reasonably and adequately compensated in damages in an action at law, and (b) remedies other than injunctive relief can not fully compensate LINDSAY for violation of Paragraphs l, 6, 8, 9, 10 and 11 of this Agreement; accordingly, LINDSAY shall be entitled to injunctive relief to prevent violations of such paragraphs or continuing violations thereof.

         B. All of PARKER's covenants in and obligations under Paragraphs 7, 8, 9 and 10 of this Agreement shall continue in effect notwithstanding any termination of PARKER's employment, whether by LINDSAY or by PARKER, upon expiration or otherwise, and whether or not pursuant to the terms of this Agreement.

    13. Life Insurance. LINDSAY shall have the right, at its own expense and for its own benefit, to take out life insurance on PARKER in such amount or amounts as it shall see fit, and PARKER agrees to cooperate with LINDSAY in obtaining such insurance.

    14. Designation of Beneficiary. PARKER may, by written instrument delivered to LINDSAY, a beneficiary or beneficiaries to receive any payments to which he may be entitled under LINDSAY fringe benefit programs which become payable following his death, and at any time or from time to time change such designated beneficiary by similar written instrument, and LINDSAY shall be fully protected in making any such payments to such designated beneficiary. In the



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         event of PARKER's death when no such beneficiary designation is in effect, LINDSAY shall make payment of any amounts to which PARKER was entitled following PARKER's death to this personal representative, heirs, devises or legatees.

    15. PARKER Expenses. LINDSAY shall pay PARKER's reasonable airline fare, hotel bills, and other necessary and proper expenses when traveling on or otherwise performing, LINDSAY's business, provided that PARKER furnishes LINDSAY with appropriate supporting documentation of such expenses.

    16. Successor and Assigns: Parties in Interest; Change in Control. This Agreement shall be binding upon LINDSAY, its successors and assigns and upon PARKER, his heirs, executors and administrators. However, if in the opinion of Parker there is a "Change in Control" of LINDSAY through a change in shareholder ownership, merger, Board of Directors, or other such event, and in the opinion of Parker such event shall result in a material negative change in the role, title, responsibility, benefits, or compensation of PARKER, then PARKER shall have the option to terminate this Agreement, and he shall be entitled to the same compensation as if LINDSAY had terminated PARKER without cause, as set forth in Paragraph 4B (i), (ii), and (iii), plus compensation equal to two and one-half (2 1/2) times his average gross compensation for the most recent five (5) Fiscal Years.

    17. Notices. Notices contempleted by this Agreement shall be in writing and shall be deemed given when delivered in person or mailed registered first class mail, postage prepaid, to LINDSAY at East Highway 91, Lindsay, Nebraska, 68644, Attention: Chairman of the Compensation Committee, and to PARKER at 2954 North Park Lane, Columbus, NE, 68601, or to such other address as the party so notifies to the other.

    18.  Integration, Amendment and Modification.

         A. This Agreement contains the entire Agreement between the parties hereto with respect to the employment contemplated herein, supersedes all prior negotiations and Employment Agreements, both oral and written, including the Former Agreement, between the parties relating to PARKER's employment with LINDSAY.

         B. This Agreement can be amended, supplemented or modified by the parties only by an instrument in writing signed by both parties.

         C. If, in any action before any court or agency legally empowered to enforce such covenants, any term, restriction, covenant or promise contained herein is found to be unreasonable, unlawful or otherwise invalid and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

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    19.  Headings.  The headings in this Agreement are inserted for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

    20. Governing Law. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Nebraska.


    IN WITNESS WHEREOF, this Agreement is entered into effective as of the date set forth above.




GARY D. PARKER                          LINDSAY MANUFACTURING CO.



                                        BY:
--------------------------                 --------------------------
Gary D. Parker                             J. David Dunn,
                                           Chairman, Compensation Committee



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                             EMPLOYMENT AGREEMENT


Pursuant to Paragraph 18B of the Employment Agreement (Former Agreement) Lindsay and Parker now wish to modify said Former Agreement for FY1998 and all future Fiscal years as follows:

    2A The Initial Term of Parker's employment with Lindsay under this Agreement shall be for five (5) years commencing September 1, 1997, and expiring on August 31, 2002.

    3B(ii)   In no event shall bonus exceed $200,000 in any Fiscal Year

    3D Anything herein to the contrary notwithstanding, in no event shall the aggregate of Bonus paid and Supplemental Compensation awarded to Parker, exceed $400,000 for any single Fiscal year.



Date:                               Date:
     --------------------------          ---------------------------




-------------------------------     --------------------------------
Gary D. Parker                      Lindsay Compensation Committee Chairman

mam